Exhibit 99.1

Press Release

September 14, 2010	7575 West Jefferson Blvd
Fort Wayne, IN 46804
Phone: 260.459.3553
Fax: 260.969.3590
www.steeldynamics.com

Steel Dynamics Announces Third Quarter Cash Dividend and Provides Third Quarter Earnings Guidance

FORT WAYNE, INDIANA, September 14, 2010 — Today Steel Dynamics, Inc. (NASDAQ / GS: STLD) announced that its board of directors has declared a quarterly cash dividend of $0.075 per common share, payable on or about October 14, 2010, to shareholders of record at the close of business on September 30, 2010.

The company also indicated that it expects third quarter earnings per diluted share to be in the range of $0.05 to $0.10, as compared to second quarter 2010 earnings of $0.22 per diluted share and third quarter 2009 earnings of $0.30 per diluted share.  Comparative second quarter to third quarter earnings will be negatively impacted by reduced margins within the steel segment, most significantly within the sheet and structural steel operations, driven by lower per ton selling values.  Metals recycling operations will also be negatively impacted by quarter over quarter reduced ferrous metal spreads and reduced volumes.

“By comparison to the weakness experienced earlier in the quarter, we are currently seeing some improvement in order entry for our sheet products,” said Keith E. Busse, Chairman and CEO.  “The remainder of the year could be positively impacted if this order entry pattern is maintained.  In addition, earnings from metals recycling operations should also improve if current market conditions are sustained.  Start-up activities at our Mesabi Nugget operations also continue to improve.”

Mesabi Nugget comparative second quarter to third quarter production is expected to increase approximately 65% to 70%, while average quarterly nugget sales prices are expected to decline about 10%, in concert with world pig iron prices. The cost of production has improved, but remained higher than expected earlier in the quarter due to additional process refinements.  The company expects third quarter earnings to be reduced by Mesabi Nugget in a similar amount as experienced in the second quarter, or approximately $.04 per diluted share.

Additionally, the company expects to have a higher than anticipated effective tax rate for the third quarter, principally related to certain state income tax rate adjustments which require a catch-up in the third quarter to reflect the increase in rate for the first six months of the year, potentially decreasing third quarter earnings per diluted share by as much as $.02.  The company also recorded an unexpected charge related to its railroad tie operations which is expected to reduce earnings per diluted share by approximately $.01.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities.  These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  the effects of prolonged or deepening recession on industrial demand; general or specific sector (i.e., automotive, consumer appliance or construction) economic conditions affecting steel consumption; the impact of price competition, whether domestic or the result of foreign imports; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs; occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

More specifically, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K/A, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based upon information and assumptions, concerning our businesses and the environments in which they operate, which we consider reasonable as of the date on which these statements are made.  Due to the foregoing risks and uncertainties however, as well as, matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release.  We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:  Fred Warner, Investor Relations Manager, 260.969.3564 or f.warner@steeldynamics.com